Exhibit 99.1

For Immediate Release

Caliper Life Sciences Reports Second Quarter 2008 Results

- Revenue in Line with Company Estimates Highlighted by

11% Discovery Products and Services Growth -

HOPKINTON, Mass., August 6, 2008 — Caliper Life Sciences, Inc. (NASDAQ: CALP) today reported second quarter financial results for 2008.  Revenues were $34.0 million for the quarter, a decrease of 4% from the prior year quarter of $35.3 million.  Revenues were impacted by a $3.5 million decline from 2007 in collaboration-related licensing and contract revenue, and contract delays in Caliper’s Discovery Alliances and Services (CDAS) business which were partially offset by growth in discovery (automation and microfluidics) products and services, and overall imaging product line growth.  Net loss for the quarter was $6.7 million ($0.14 per share), compared to a net loss of $6.3 million ($0.13 per share) in the same quarter of 2007.

Highlights:

•                  Discovery products and services grew 11%, and low double-digit growth for these products and services is expected in the second half of the year.

•                  Imaging product line revenue grew 5%, slowed in the quarter by a product mix shift resulting in a lower average selling price of IVIS instruments sold.  Caliper anticipates particularly strong double-digit growth in this product line during the third quarter.

•                  CDAS revenues declined 2% due to contract delays, however as project efforts accelerate beginning in the third quarter, results are expected to be strong for the second half of the year.

•                  Cost reduction actions reduced operating expenses (R&D and SG&A) by $2.2 million, or 11%, from the prior year quarter, and by $1.7 million, or 9%, on a sequential quarter basis.

•                  The new LabChip GX instrument series, the next generation of Caliper’s widely-adopted LabChip 90, was launched after quarter end.  The LabChip GX instruments are targeted at the expanding genomic and proteomic research applications market.

“Overall, we met our revenue expectations for the quarter and remain confident in the second half growth drivers.  We believe our discovery product lines will continue their strong performance, and with a healthy pipeline in imaging, expect to see full year growth in our imaging business of over 15%.   In addition, CDAS revenues should strengthen considerably in the second half as we are optimistic regarding the next phase of the EPA ToxCast project,” said Kevin Hrusovsky, president and CEO of Caliper.  “Our strategic transformation toward higher-growth, higher-profit product lines is progressing and should enable sustained top-line performance.  Additionally, we plan to further focus our resources in the second half to improve gross margins and operating efficiencies.”

Adjusted net loss per share on a non-GAAP basis, as explained below under the heading “Use of Non-GAAP Financial Measures,” was ($0.07) compared to ($0.03) for second quarter of 2007.

2008 GAAP Guidance

Caliper reported that its revenue outlook for the third quarter of 2008 is $33 to $36 million, and its revenue outlook for the full year remains $142 to $148 million.

Use of Non-GAAP Financial Measures

Caliper supplements its GAAP financial reporting with certain non-GAAP financial measures. We use certain non-GAAP financial measures, including adjusted EPS, which exclude restructuring charges, including severance charges; amortization of acquired intangibles; asset impairment charges; and amortization of stock compensation.  We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial position and results of operations, and that when these non-GAAP measures are viewed in conjunction with GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance.  In addition, we use these non-GAAP measures to evaluate our performance, allocate resources, set incentive compensation targets, and for planning and forecasting future periods.  Non-GAAP measures are not intended to substitute for GAAP financial measures.  To the extent that this release contains non-GAAP financial measures, we have provided a reconciliation of such measure to the corresponding GAAP financial measure, and we have provided the corresponding GAAP financial measures for comparative purposes.

Caliper will discuss its second quarter results in a conference call to be held today, August 6 at 9:00 a.m. EDT. To participate in the call, please dial 888.713.4215 five to ten minutes prior to the call and use the participant passcode 30981927. International callers can access the call by dialing 617.213.4867 and entering the same passcode.  You may also pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PALUYGE6Q.

A live webcast of the call can be accessed at www.fulldisclosure.com or on the Caliper website at www.caliperLS.com in the Events section of the Investor Relations page. A webcast replay of the call will remain available until Caliper’s earnings call for the third quarter of 2008.

Telephone replays of the conference call will be available approximately two hours after the completion of the call. To access a telephone playback of the proceedings from August 6 through August 13, dial 888-286-8010 and use the participant passcode of 48521551. International callers can access the playback by dialing 617-801-6888 and using the same participant passcode.

About Caliper Life Sciences

Caliper Life Sciences is a premier provider of cutting-edge technologies enabling researchers in the life sciences industry to create life-saving and enhancing medicines and diagnostic tests more quickly and efficiently.  Caliper is aggressively innovating new technology to bridge the gap between in vitro assays and in vivo results and then translating those results into cures for human disease.  Caliper’s portfolio of offerings includes state-of-the-art microfluidics, lab automation & liquid handling, optical imaging technologies, and discovery & development outsourcing solutions. For more information please visit www.caliperLS.com.

The statements in this press release regarding future events, including statements regarding Caliper’s expected revenue outlook for the third quarter ending September 30, 2008 and for fiscal year 2008, Caliper’s expectations regarding the future growth rate performance of its discovery (automation and microfluidic) and IVIS imaging product lines, Caliper’s belief that our CDAS business should strengthen in the second half of 2008, Caliper’s belief we will be able to make up for certain contract delays over the remainder of 2008, and Caliper’s plan to focus resources during the second half of 2008 to improve gross margins and operating efficiencies, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements as a result of a number of factors, including that Caliper’s expectations regarding demand for its products and services may not materialize if capital spending by Caliper’s customers declines, if competitors introduce new competitive products, or if Caliper is unable to convince potential customers regarding the superior performance of its drug discovery and imaging systems and other products, and unanticipated difficulties may be encountered in Caliper’s planned implementation of certain changes designed to enhance gross margins and improve efficiencies within Caliper. Further information on risks faced by Caliper are detailed under the caption “Risks Related To Our Business” in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2007. Our filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.

NOTE:  LabChip, IVIS and Caliper are registered trademarks of Caliper Life Sciences, Inc.

Contact:

Peter McAree

SVP and Chief Financial Officer

508.497.2215

Media:

Stacey Holifield or Melissa Bruno

Schwartz Communications

781.684.0770

CALIPER LIFE SCIENCES, INC.

SELECTED FINANCIAL INFORMATION

(unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue:
Product revenue	$22,024	$21,022	$39,689	$36,283
Service revenue	9,289	8,942	18,298	17,872
License fees and contract revenue	2,717	5,326	5,331	9,575

Total revenue	34,031	35,290	63,318	63,730

Costs and expenses:
Cost of product revenue	13,232	12,555	24,337	22,522
Cost of service revenue	6,447	5,437	12,544	11,089
Cost of license revenue	282	825	566	1,268
Research and development	5,041	6,648	10,573	13,422
Selling, general and administrative	12,757	13,306	26,690	25,913
Amortization of intangible assets	2,490	2,533	4,979	5,070
Restructuring charges, net	(27)	(18)	(20)	7

Total costs and expenses	40,222	41,286	79,669	79,291

Operating loss	(6,191)	(5,996)	(16,351)	(15,561)
Interest (expense) income, net	(203)	(123)	(358)	(116)
Other income (expense), net	(87)	(93)	319	(81)
Provision for income taxes	(201)	(108)	(228)	(159)

Net loss	$(6,682)	$(6,320)	$(16,618)	$(15,917)

Net loss per share, basic and diluted	$(0.14)	$(0.13)	$(0.35)	$(0.34)
Shares used in computing net loss per common share, basic and diluted	47,897	47,228	47,790	47,104

Reconciliation of GAAP to Non-GAAP Financial Measure

Adjusted Earnings per Share (see explanation of adjustments below)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

GAAP EPS	$(0.14)	$(0.13)	$(0.35)	$(0.34)
Adjustments:
Share-based compensation expense (1)	987	1,381	1,997	2,734
Purchase accounting adjustments to revenue, net of costs (2)	—	281	—	852
Acquisition related intangible amortization (3)	2,490	2,533	4,979	5,070
Restructuring and severance costs (4)	95	664	705	679
Total Adjustments	$3,572	$4,859	$7,681	$9,335

Per share effect of adjustments	0.07	0.10	0.16	0.20

Adjusted earnings per share	$(0.07)	$(0.03)	$(0.19)	$(0.14)

We use the term “adjusted earnings per share” or “adjusted EPS” to refer to GAAP earnings per share excluding share-based compensation, purchase accounting revenue and cost of sales fair value adjustments due to business combination accounting rules, amortization of intangible assets, and restructuring and severance costs.  Adjusted earnings per share is calculated by subtracting the total per share effect of these adjustments from GAAP EPS.

The adjustments are as follows:

1)              We exclude share-based compensation from this measure because share-based compensation plans involve sensitive measures and assumptions in calculating the expense that could vary dramatically between us and our peers, which we believe makes comparisons of long-range trends difficult for management or investors, and could result in overstating or understating the costs of developing, producing, supporting and selling our products and the costs to support our internal operating structure.

2)              We exclude purchase accounting revenue fair value adjustments (net of associated costs) from this measure due to business combination accounting rules that would otherwise result in such revenues (and associated costs) to be recognized on a continuing GAAP basis because management expects the contractual arrangements underlying these revenues will be renewed and that our investors will use this adjustment as a basis for measuring our ongoing performance, although there can be no assurance that such contractual arrangements will be renewed.

3)              We exclude amortization of intangible assets from this measure because we believe intangible asset amortization charges do not represent what our management and our investors believe are the costs of developing, producing, supporting and selling our products and the costs to support our internal operating structure.

4)              We exclude restructuring and severance costs from this measure because they tend to occur as a result of specific events such as acquisitions, divestitures, repositioning our business or other unusual events that could make comparisons of long-range trends difficult for management or investors and could distort performance measures involving our internal investments and the costs to support our operating structure.

CALIPER LIFE SCIENCES, INC.

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)	*
Assets
Current assets:
Cash, cash equivalents and marketable securities	$10,600	$18,955
Accounts receivable, net	26,865	30,248
Inventories	21,660	19,572
Other current assets	2,733	2,353

Total current assets	61,858	71,128
Property and equipment, net	11,042	11,477
Intangible assets, net	37,808	42,862
Goodwill	80,590	80,836
Other assets	1,054	1,626

Total assets	$192,352	$207,929

Liabilities and stockholders’ equity
Current liabilities	$56,026	$45,391
Loans payable and other long-term obligations	8,782	21,352
Stockholders’ equity	127,544	141,186

Total liabilities and stockholders’ equity	$192,352	$207,929

*Note: Derived from audited financial statements for the year ended December 31, 2007.

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